Exhibit 99.1

CHAMPION ANNOUNCES RECORD RESULTS FOR 2007 AND FOURTH QUARTER

     Huntington, WV- - Champion Industries, Inc. (NASDAQ/CHMP) today announced record net income of $6,080,000 for the year ended October 31, 2007 compared with net income of $5,474,000 for the year ended October 31, 2006. The Company reported record net income of $2,391,000 for the quarter ended October 31, 2007 compared with net income of $1,973,000 for the quarter ended October 31, 2006.  This represents an increase in year over year net income of $600,000 or 11.1%.  Fourth quarter 2007 net income compared with fourth quarter 2006 net income increased $418,000 or 21.2%. Therefore, both the fourth quarter and the full year results represented double digit earnings increases. The Herald-Dispatch acquisition represented approximately six weeks of operating results which were included as part of Champion’s 2007 results and was accretive to earnings.

           Champion’s balance sheet, the cornerstone of the Company, continued to reflect a strong position with working capital of over $25.0 million, book value per outstanding share of $4.89, cash of approximately $5.8 million, and shareholders’ equity of $48.7 million.

            Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “In 2006 we announced record earnings for the first, second and fourth quarters as well as record full year earnings in our 14th  year as a public company. As we entered our 15th year we had set the bar high and believed we had made the changes necessary to achieve outstanding results. I am pleased to announce that in 2007 we set record earnings for the first, third and fourth quarters, as well as record full year earnings. We also announced and completed the largest acquisition in the history of the company by purchasing The Herald-Dispatch daily newspaper in Huntington, WV. This was a strategic move to capitalize on a unique opportunity in our backyard, which should provide numerous expansion and growth opportunities. We believe that localized management with knowledge of The Herald-Dispatch’s core market, coupled with operating efficiencies and synergies as well as a substantial reduction in the consolidated effective tax rate, offered a compelling investment thesis for The Herald-Dispatch purchase.”

     The above mentioned net income figures resulted in basic and diluted earnings per share of $0.24 for the quarter ended October 31, 2007 compared with $0.20 for the comparable quarter of 2006. The Company recorded net income per share on a basic and diluted basis of $0.61 and $0.60 per share for the year ended October 31, 2007 compared with net income per share on a basic and diluted basis of $0.56 and $0.55 per share for the prior year ended October 31, 2006.  The Company’s improved results in 2007 compared with 2006 are reflective of a slight improvement in operating income associated with the printing and office products and office furniture segment, lower overall other expense for the printing and office products and office furniture segment and a reduction in the effective tax rate due in part to the acquisition of The Herald-Dispatch and the associated tax benefits of the acquisition, as well as overall lower effective tax rates due to multi-state apportionment factors and certain permanent tax benefits recorded in 2007.

     The Company experienced an increase in sales for the year of $0.5 million, or 0.3%, from $145.2 million in 2006 to $145.6 million in 2007. The printing segment of the business reflected a sales decrease of $5.2 million, or 4.9%, with the office products and office furniture segment showing an overall sales increase of $2.7 million, or 6.9%. The sales increase for the year was reflective of strong office furniture growth and the incremental revenues from The Herald-Dispatch acquisition (representing revenues of approximately $3.0 million for six weeks) partially offset by lower overall printing sales.  Toney K. Adkins, President and Chief Operating Officer, noted, “Our operating margins improved from 2006 to 2007 as a result  not only of the acquisition of The Herald-Dispatch, but also due to reductions in SG&A expenses. This represented an overall increase in both operating margins as a percent of sales and in whole dollars. We have prepared our strategy and focus for 2008 and are eagerly looking forward to improving our operations.”

           Mr. Reynolds concluded, “The last two years have represented back to back record earnings years for Champion. We continue to strive to bring additional discipline to our organization through all of our daily business decisions. We feel our acquisition of The Herald-Dispatch brought critical diversification to our organization along with stable cashflows. Champion is a unique entity that leverages its business segments either strategically or geographically while allocating capital to achieve desired cashflow diversification. We are disciplined and focused.  The Company is cognizant of what it has accomplished and aware of what is necessary for the future. We look forward to running our business in 2008.”

Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion also publishes The Herald-Dispatch daily newspaper in Huntington, WV with a total daily and Sunday circulation of approximately 27,000 and 32,000, respectively. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky); Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia); Champion Output Solutions (West Virginia); The Merten Company (Ohio); Smith & Butterfield (Indiana and Kentucky); Champion Graphic Communications (Louisiana); Interform Solutions and Consolidated Graphic Communications (Pennsylvania, New York and New Jersey); Donihe Graphics (Tennessee); Blue Ridge Printing (North Carolina and Tennessee) and Champion Publishing (West Virginia, Kentucky and Ohio).

Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, general and economic business conditions in the Company’s market areas affected by Hurricane Katrina, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries
Summary Financial Information (Unaudited)

	Three months ended October 31,		Year ended October 31,
	2007	2006	2007	2006
Printing	$25,342,000	$27,254,000	$101,167,000	$106,414,000
Office products & office furniture	12,928,000	9,711,000	41,448,000	38,774,000
Champion Publishing	3,027,000	-	3,027,000	-
Total revenues	$41,297,000	$36,965,000	$145,642,000	$145,188,000

Net income	$2,391,000	$1,973,000	$6,080,000	$5,474,000

Per share data:
Net income
Basic	$0.24	$0.20	$0.61	$0.56
Diluted	$0.24	$0.20	$0.60	$0.55

Weighted average shares outstanding:
Basic	9,963,000	9,916,000	9,957,000	9,818,000
Diluted	10,064,000	10,087,000	10,103,000	9,972,000

	As of October 31, (in millions)
	2007	2006
Current assets	$43.0	$38.9
Total assets	$149.2	$66.0
Current liabilities	$17.7	$13.0
Total liabilities	$100.5	$21.2
Shareholders’ equity	$48.7	$44.8

The following table is a reconciliation of net income as reported to core net income, which is defined as GAAP net income adjusted for insurance recoveries, net of expenses associated with Hurricane Katrina. The Company believes that events associated with Hurricane Katrina require additional disclosure and therefore, the Company has disclosed additional non-GAAP financial measures in an effort to make the quarterly and annual financial statements more useful to investors.

	Three Months	Ended October 31,	Year	Ended October 31,
	2007	2006	2007	2006
Net income	$2,391,000	$1,973,000	$6,080,000	$5,474,000
Recoveries, net of expenses (Hurricane and relocation expenses), net of tax.	-	46,000	-	224,000
Core net income	$2,391,000	$1,927,000	$6,080,000	$5,250,000

Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492